September 17, 2019

Darcy Mott
Chief Financial Officer
WAGEWORKS, INC.
1100 Park Place, 4th Floor
San Mateo, CA 94403

       Re: WAGEWORKS, INC.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed May 30, 2019
           Form 8-K filed June 28, 2019
           File No. 001-35232

Dear Mr. Mott:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Consumer
Products